Exhibit 99.1

INNOSPEC REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

Strong operating income growth; 31 percent for the quarter and 42 percent for the year

Margin improvement in the quarter and full year

$78.4 million net cash generated from operations in the quarter; Net cash improves to $147.1 million

GAAP EPS $1.02; Adjusted non-GAAP EPS $1.20 both adversely impacted by 36 cents from higher tax charges

Englewood, CO – February 21, 2023 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the fourth quarter and full year ended December 31, 2022.

Total revenues for the fourth quarter were $510.7 million, an increase of 24 percent from $413.2 million in the corresponding period last year. Net income for the quarter was $25.5 million or $1.02 per diluted share compared to $23.9 million or 96 cents per diluted share recorded last year. EBITDA for the quarter was $54.3 million compared to $44.8 million reported in the same period a year ago.

Results for this quarter include some special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS in the fourth quarter was $1.20 per diluted share, compared to $1.30 per diluted share a year ago.

Innospec generated cash from operating activities of $78.4 million before capital expenditures of $15.1 million in the quarter. Innospec closed the quarter with net cash of $147.1 million, a substantial improvement on its position of $100.5 million at the end of the third quarter. In the fourth quarter, the Company paid its semi-annual dividend of 65 cents per common share and repurchased 8,514 of its common shares at a cost of $0.7 million.

EBITDA, income before income taxes and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended December 31, 2022			Quarter ended December 31, 2021
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$45.2	$25.5	$1.02	$32.7	$23.9	$0.96

Amortization of acquired intangible assets	2.6	2.0	0.08	3.6	2.9	0.12
Foreign currency exchange losses	2.9	1.7	0.07	3.6	2.6	0.10
Legacy costs of closed operations	0.9	0.7	0.03	0.5	0.4	0.02
Tax on closure of legacy operations	—	—	—	—	2.2	0.09
Adjustment of income tax provisions	—	—	—	—	0.2	0.01
Change in UK statutory tax rate	—	—	—	—	(0.1)	—

	6.4	4.4	0.18	7.7	8.2	0.34

Adjusted non-GAAP amounts	$51.6	$29.9	$1.20	$40.4	$32.1	$1.30

For the full year, total revenues of $1.96 billion increased 32 percent from $1.48 billion in the prior year. Net income for 2022 was $133.0 million or $5.32 per diluted share compared to the prior year net income of $93.1 million, or $3.75 per diluted share. EBITDA for the year was $225.4 million up 26 percent from $178.2 million in 2021.

Results for the full year include some special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS for the full year was $6.04 per diluted share, compared to $4.80 per diluted share a year ago.

	Year ended December 31, 2022			Year ended December 31, 2021
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$184.6	$133.0	$5.32	$134.4	$93.1	$3.75

Amortization of acquired intangible assets	13.0	10.3	0.41	14.7	11.7	0.47
Foreign currency exchange losses	6.7	4.9	0.20	1.5	1.1	0.04
Legacy costs of closed operations	3.5	2.8	0.11	3.4	2.7	0.11
Change in UK statutory tax rate	—	—	—	—	7.3	0.29
Tax on closure of legacy operations	—	—	—	—	2.2	0.09
Acquisition related costs	—	—	—	0.9	0.7	0.03
Adjustment of income tax provisions	—	—	—	—	0.5	0.02

	23.2	18.0	0.72	20.5	26.2	1.05

Adjusted non-GAAP amounts	$207.8	$151.0	$6.04	$154.9	$119.3	$4.80

Commenting on the fourth quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“This was another very strong quarter for Innospec. In the quarter and the full-year, we delivered double-digit sales and operating income growth with expanded margins. We again benefited from our balanced end-market exposure as some negative impact of year-end customer destocking in Performance Chemicals was offset by continued sequential growth in Oilfield Services and steady results in Fuel Specialties.

In Performance Chemicals, despite aggressive customer destocking which drove lower volumes and margins in the quarter, full-year operating income increased by 34 percent, and operating margin improved for the fifth consecutive year. Our industry-leading personal care technologies drove the majority of operating income growth in 2022, and we expect that trend to continue. We believe destocking will continue to negatively impact volumes and margins into the first half of 2023. However, as new customer contracts commence and additional capacity from our $70 million expansion comes online, we remain confident that we can deliver volume growth in the second half of 2023.

Fuel Specialties delivered mid single-digit operating income growth in the quarter and strong double-digit operating income growth for the full year. Gross margins remained below our expected range, but improvement continues to be a key focus and opportunity for our business in 2023. We believe there is potential for gross margin expansion once inflation normalizes and demand for our higher margin jet fuel additives recovers.

Oilfield Services delivered better than expected results. Continued strength in production chemicals and further sequential improvements in our other segments drove significant growth in the quarter. In the coming quarters, we anticipate that a portion of these production sales will moderate versus the extremely strong third and fourth quarters. However, we anticipate potential for further improvement in our other segments within our oilfield business. We feel optimistic that we can deliver full year operating income growth in 2023.”

In Performance Chemicals, revenues of $143.9 million were up 4 percent from $138.4 million in the fourth quarter last year. A positive price/mix of 18 percent was offset by a 5 percent volume decline and an adverse currency impact of 9 percent. Gross margins of 18.4 percent were down 3.0 percentage points versus last year on lower production volumes due to customer destocking and high raw material costs. Operating income for the quarter of $15.8 million was down 7 percent on the prior year. For the full year, revenues were up 22 percent to $639.7 million and operating income increased 34 percent to $95.3 million.

In Fuel Specialties, revenues of $183.3 million grew by 2 percent from $179.5 million a year ago. A favorable price/mix of 25 percent was offset by a reduction in volumes of 14 percent and a negative currency impact of 9 percent. Gross margins of 27.8 percent were slightly better than the 27.4 percent last year. Operating income for the quarter of $26.8 million was up 4 percent on last year. For the full year, revenues were up 18 percent to $730.2 million and operating income increased 16 percent to $121.7 million.

Revenues in Oilfield Services of $183.5 million for the quarter increased 93 percent from the $95.3 million in the fourth quarter last year. Gross margins improved by 4.5 percentage points from a year ago to 40.4 percent. Operating income of $20.5 million was up $16.2 million from $4.3 million last year. For the full year, revenues were up 75 percent to $593.8 million and operating income increased $31.3 million to $41.7 million.

Corporate costs for the quarter were $16.5 million compared to $13.2 million a year ago, due mainly to higher performance related remuneration accruals.

The full year adjusted effective tax rate was 27.0 percent compared to 22.7 percent last year. The increase is primarily a consequence of having operations outside of the U.S., where they are exposed to foreign currency fluctuations. This and other items have caused an increase in the tax rate in the year and specifically in the fourth quarter causing a 36 cents negative impact on earnings per share.

For the quarter, cash from operations after net capital expenditures was $63.3 million compared to $59.6 million a year ago. For the full year, cash from operations after net capital expenditures was $39.6 million compared to $57.0 million in 2021. As of December 31, 2022, Innospec had net cash of $147.1 million compared to net cash of $141.7 million a year ago.

Mr. Williams concluded,

“This quarter capped a strong full year performance for Innospec. All businesses delivered double-digit operating income growth for the year, and each contributed meaningfully to our 2022 results. Despite the general recessionary outlook for 2023, we continue to expect technology-based organic growth opportunities across all our businesses. Over the medium to long-term, we do not anticipate any change in our customers’ drive towards cleaner formulations, lower carbon footprint and operational efficiency. Our innovative chemistries and highly responsive technical service directly support our customers’ priorities.

Cash generation was excellent in the quarter, and our net cash position strengthened to over $147 million. Our debt-free balance sheet allows us to continue to follow our growth strategy and enhance returns to shareholders. In 2023, we expect to complete our $70 million Performance Chemicals expansion while continuing dividend growth and share repurchases. In parallel, we intend to continue to pursue M&A that complements and expands our geographic, technology and end-market footprint.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net cash. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, and amortization. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of amortization of acquired intangible assets, foreign currency exchange losses, legacy costs of closed operations, change in the UK statutory tax rate, tax on the closure of legacy operations, acquisition related costs and adjustment of income tax provisions. Net cash is cash and cash equivalents less total debt. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 2,100 employees in 25 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil and gas exploration and production industry.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “could,” “believes,” “feels,” “plans,” “intends” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2021, Innospec’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Corbin Barnes

Innospec Inc.

+44-151-355-3611

corbin.barnes@innospecinc.com

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Schedule 1

(in millions, except share and per share data)	Three Months Ended December 31		Twelve Months Ended December 31
	2022	2021	2022	2021
Net sales	$510.7	$413.2	$1,963.7	$1,483.4
Cost of goods sold	(359.1)	(300.3)	(1,377.0)	(1,048.5)

Gross profit	151.6	112.9	586.7	434.9
Operating expenses:
Selling, general and administrative	(96.6)	(69.7)	(360.7)	(267.2)
Research and development	(8.4)	(9.5)	(38.7)	(37.4)
Profit on disposal	—	1.8	—	1.8

Total operating expenses	(105.0)	(77.4)	(399.4)	(302.8)

Operating income	46.6	35.5	187.3	132.1
Other (expense)/income, net	(1.4)	(2.4)	(1.6)	3.8
Interest expense, net	—	(0.4)	(1.1)	(1.5)

Income before income taxes	45.2	32.7	184.6	134.4
Income taxes	(19.7)	(8.8)	(51.6)	(41.3)

Net income	$25.5	$23.9	$133.0	$93.1

Earnings per share:
Basic	$1.03	$0.97	$5.37	$3.78
Diluted	$1.02	$0.96	$5.32	$3.75
Weighted average shares outstanding (in thousands):
Basic	24,766	24,716	24,787	24,647
Diluted	24,958	24,888	24,982	24,854

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended December 31		Twelve Months Ended December 31
(in millions)	2022	2021	2022	2021
Net sales:
Performance Chemicals	$143.9	$138.4	$639.7	$525.3
Fuel Specialties	183.3	179.5	730.2	618.3
Oilfield Services	183.5	95.3	593.8	339.8

	510.7	413.2	1,963.7	1,483.4

Gross profit:
Performance Chemicals	26.5	29.6	150.0	125.2
Fuel Specialties	50.9	49.1	221.9	193.2
Oilfield Services	74.2	34.2	214.8	116.5

	151.6	112.9	586.7	434.9

Operating income:
Performance Chemicals	15.8	16.9	95.3	70.9
Fuel Specialties	26.8	25.7	121.7	104.6
Oilfield Services	20.5	4.3	41.7	10.4
Corporate costs	(16.5)	(13.2)	(71.4)	(55.6)

	46.6	33.7	187.3	130.3
Profit on disposal	—	1.8	—	1.8

Total operating income	$46.6	$35.5	$187.3	$132.1

Schedule 2B

NON-GAAP MEASURES	Three Months Ended December 31		Twelve Months Ended December 31
(in millions)	2022	2021	2022	2021
Net income	$25.5	$23.9	$133.0	$93.1
Interest expense, net	—	0.4	1.1	1.5
Income taxes	19.7	8.8	51.6	41.3
Depreciation and amortization:
Performance Chemicals	4.0	5.8	19.6	21.7
Fuel Specialties	1.5	1.9	6.1	6.0
Oilfield Services	3.0	3.1	11.9	12.4
Corporate costs	0.6	0.9	2.1	2.2

EBITDA	54.3	44.8	225.4	178.2

EBITDA:
Performance Chemicals	19.8	22.7	114.9	92.6
Fuel Specialties	28.3	27.6	127.8	110.6
Oilfield Services	23.5	7.4	53.6	22.8
Corporate costs	(15.9)	(12.3)	(69.3)	(53.4)

	55.7	45.4	227.0	172.6
Profit on disposal	—	1.8	—	1.8
Other (expense)/income, net	(1.4)	(2.4)	(1.6)	3.8

EBITDA	$54.3	$44.8	$225.4	$178.2

EBITDA by segment includes operating income relating to the segments, excluding depreciation and amortization.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$147.1	$141.8
Trade and other accounts receivable	334.6	284.5
Inventories	373.1	277.6
Prepaid expenses	14.1	18.0
Prepaid income taxes	3.3	5.8
Other current assets	0.4	0.4

Total current assets	872.6	728.1
Net property, plant and equipment	220.9	214.4
Operating lease right-of-use assets	45.3	35.4
Goodwill	358.8	364.3
Other intangible assets	45.0	57.5
Deferred tax assets	5.9	6.4
Pension asset	48.1	159.8
Other non-current assets	7.1	5.0

Total assets	$1,603.7	$1,570.9

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$165.3	$148.7
Accrued liabilities	202.9	166.5
Finance leases	—	0.1
Current portion of operating lease liabilities	13.9	12.4
Current portion of plant closure provisions	5.3	5.2
Current portion of accrued income taxes	18.4	3.7

Total current liabilities	405.8	336.6
Operating lease liabilities, net of current portion	31.4	23.1
Plant closure provisions, net of current portion	51.9	51.3
Accrued income taxes, net of current portion	21.0	30.6
Unrecognized tax benefits	13.4	16.3
Deferred tax liabilities	26.2	60.8
Pension liabilities and post-employment benefits	12.2	17.8
Other non-current liabilities	1.4	1.4
Equity	1,040.4	1,033.0

Total liabilities and equity	$1,603.7	$1,570.9

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31
(in millions)	2022	2021
Cash Flows from Operating Activities
Net income	$133.0	$93.1
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	40.1	42.7
Deferred taxes	(5.5)	6.4
Profit on disposal	—	(1.8)
Non-cash movements on defined benefit pension plans	(2.5)	(3.5)
Stock option compensation	6.7	4.4
Changes in working capital	(95.2)	(45.6)
Movements in accrued income taxes	9.4	(3.2)
Movements in plant closure provisions	1.1	(1.4)
Movements in unrecognized tax benefits	(2.9)	0.3
Movements in other assets and liabilities	(2.5)	1.8

Net cash provided by operating activities	81.7	93.2
Cash Flows from Investing Activities
Capital expenditures	(39.6)	(39.1)
Proceeds on disposal of property, plant and equipment	0.2	2.9
Internally developed software	(2.7)	—

Net cash used in investing activities	(42.1)	(36.2)
Cash Flows from Financing Activities
Non-controlling interest	1.8	0.1
Repayment of finance leases	(0.1)	(0.6)
Dividend paid	(31.7)	(28.8)
Issue of treasury stock	2.2	10.1
Repurchase of common stock	(5.9)	(0.8)

Net cash used in financing activities	(33.7)	(20.0)
Effect of foreign currency exchange rate changes on cash	(0.6)	(0.5)

Net change in cash and cash equivalents	5.3	36.5
Cash and cash equivalents at beginning of year	141.8	105.3

Cash and cash equivalents at end of year	$147.1	$141.8

Amortization of deferred finance costs of $0.4 million (2021 - $0.4 million) are included in depreciation and amortization in the condensed consolidated statements of cash flows and in interest expense, net in the condensed consolidated statements of income.